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                                                                  Exhibit 99.1

                             BAKER BOARD MEMBER DIES

PITTSBURGH (7/21/06) -

         Michael Baker Corporation (Amex:BKR) is saddened to announce the death of Board member, Thomas D. Larson, on July 20.

         Larson, 77, an independent director and chairman of the Health, Safety and Environment Committee, had been a member of Baker's Board since 1993.

         "I knew Tom Larson personally and professionally for nearly 30 years," Richard L. Shaw, chairman of the Board, said. "He was a dear friend, a consummate professional, and a dedicated public servant at Penn State, with the Commonwealth of Pennsylvania, and in the Federal government. He was a member of Baker's Board of Directors for 13 years and helped steer the direction of the company with his sharp intellect and insatiable appetite for knowledge. We will miss his quick wit, sage advice and ever-present guiding hand. Our thoughts and prayers are with his wife, Esther, and his family during this difficult time."

         Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.


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CONTACT:
David Higie

E-MAIL:
dhigie@mbakercorp.com